UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 1, 2008

Kohlberg Capital Corporation
(Exact name of registrant as specified in its charter)

Delaware	814-00735	20-5951150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

295 MADISON AVENUE NEW YORK, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (212) 455-8300

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure or Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On July 1, 2008, Dayl Pearson, the President and Chief Executive Officer of Kohlberg Capital Corporation (the “Company”), Michael Wirth, the Company’s Chief Financial Officer and Chief Compliance Officer, R. John Corless, the Company’s Chief Investment Officer, E.A. Kratzman III, a Vice President of the Company, John M. Stack, a Vice President of the Company, Christopher Lacovara, a Vice President of the Company, and Samuel P. Frieder, a Vice President of the Company, each entered into an option cancellation and restricted stock issuance agreement. Pursuant to these agreements, Messrs. Pearson, Wirth, Corless, Kratzman, Stack, Lacovara and Frieder agreed to cancel options to purchase 250,000, 150,000, 100,000, 150,000, 50,000, 250,000 and 5,000 shares of the Company common stock, respectively, in exchange for an award of 50,000, 30,000, 20,000, 30,000, 10,000, 50,000 and 1,000 shares of restricted stock, respectively, under the Company’s Amended and Restated 2006 Equity Incentive Plan. The restricted stock awards for Messrs. Pearson, Wirth, Corless and Stack will vest in three equal installments on each of the first three anniversaries of the grant date. The restricted stock awards for Mr. Lacovara and Frieder will vest in full on the first anniversary of the grant date. The restricted stock award for Mr. Kratzman will vest in two equal installments on each of the first two anniversaries of the grant date. The exchange ratio was determined by the Company's board of directors and compensation committee following receipt of shareholder approval on June 13, 2008 of the Amended and Restated 2006 Equity Incentive Plan.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kohlberg Capital Corporation
(Registrant)

July 2, 2008	/s/ MICHAEL I. WIRTH
(Date)	Michael I. Wirth
Chief Financial Officer